Exhibit 99.1

Atlantic Power Corporation Releases Third Quarter 2013 Results

BOSTON, MASSACHUSETTS — November 7, 2013 - Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three and nine months ended September 30, 2013.

All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Cash Distributions from Projects, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Cash Available for Distribution”, “Cash Distributions from Projects”, “Payout Ratio” and “Project Adjusted EBITDA” as used in this news release.

YTD September 2013 Financial Highlights

•                  Project income increased $81.0 million from YTD September 2012 to $57.3 million

•                  Cash flows from operating activities, including discontinued operations, increased $19.2 million from YTD September 2012 to $143.3 million

•                  Project Adjusted EBITDA increased $42.6 million from YTD September 2012 to $213.3 million

•                  Cash Available for Distribution, including discontinued operations, increased $8.9 million from YTD September 2012 to $109.9 million

•                  Payout Ratio for the nine months ended September 30, 2013 was 43%

Q3 2013 Financial Highlights

•                  Project income decreased $14.9 million from Q3 2012 to $4.8 million, primarily due to non-cash goodwill impairments totaling $34.9 million and a negative mark-to-market adjustment at Nipigon of $8.8 million, partly offset by a $30 million gain on the sale of the Gregory project

•                  Cash flows from operating activities increased $11.7 million from Q3 2012 to $46.4 million, primarily due to higher Project Adjusted EBITDA

•                  Project Adjusted EBITDA increased $18.8 million from Q3 2012 to $76.2 million, primarily from new renewable energy projects and several projects in the Northeast segment

•                  Cash Available for Distribution increased $9.6 million from Q3 2012 to $37.9 million, mostly due to higher operating cash flows partly offset by higher project capex

Recent Developments

•                  Narrowed previous guidance range for 2013 Project Adjusted EBITDA of $250 to $275 million to $260 to $275 million

•                  Reaffirmed guidance for 2013 Cash Available for Distribution and Payout Ratio

•                  Confirmed $11 million Nipigon steam generator upgrade project for 2014

“Our operating and financial results this year have been strong, with contributions from our new projects such as Canadian Hills and Meadow Creek as well as increased contributions from several of our existing projects in the Northeast segment and elsewhere.  In addition, our cash position improved during the quarter,” said Barry Welch, President and CEO of Atlantic Power.  “We continue to evaluate investments to improve plant efficiency and increase cash returns, and we recently committed to a significant capex project at Nipigon where we expect an attractive return on our investment.  We are considering various potential initiatives and options aimed at addressing our near-term debt maturities, reducing debt levels, improving our financial flexibility, optimizing our assets, and reducing expenses.  These are our highest priority objectives.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Excluding results from discontinued operations(1)
Project revenue	$141.8	$106.3	$421.0	$326.4
Project income (loss)	4.8	19.7	57.3	(23.7)
Project Adjusted EBITDA (2)	76.2	57.4	213.3	170.7
Cash Distributions from Projects (2)	67.4	58.1	172.5	153.1
Aggregate power generation (thousands of Net MWh)	2,183.9	1,513.6	6,172.5	4,400.2
Weighted average availability	94.9%	96.7%	94.3%	95.5%
Including results from discontinued operations
Cash flows from operating activities	$46.4	$34.7	$143.3	$124.1
Cash Available for Distribution (2)	37.9	28.3	109.9	101.0
Total cash dividends declared to shareholders	11.0	34.0	47.2	99.1
Payout Ratio (2)	29%	120%	43%	98%

(1) The Path 15 transmission line (“Path 15”), Auburndale Power Partners, L.P. (“Auburndale”), Lake CoGen, Ltd. (“Lake”) and Pasco Cogen, Ltd. (“Pasco”) (collectively, the “Sold Projects”) were sold in April 2013, and accordingly, the revenues, project income (loss), Project Adjusted EBITDA and Cash Distributions from Projects of these assets have been classified as discontinued operations for the three and nine months ended September 30, 2013 and 2012, which means that the results from these discontinued operations are excluded from these figures. The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics.  Under GAAP, the cash flows attributable to the Sold Projects are included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flows from the Sold Projects.

During the three months ended September 30, 2013, the Company classified its investment in Rollcast, which is a component of the un-allocated corporate segment, as a held for sale business based on a plan to divest its investment in Rollcast within the next twelve months.  Accordingly, the assets and liabilities of Rollcast have been presented separately as held for sale in the consolidated balance sheet at September 30, 2013 and the project’s net loss is recorded as loss from discontinued operations, net of tax, in the consolidated statements of operations for the three and nine months ended September 30, 2013 and 2012.  Results from Rollcast are treated the same as the Sold Projects as described above.

(2) Project Adjusted EBITDA, Cash Available for Distribution, Cash Distributions from Projects and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Table 9 for reconciliations of these non-GAAP measures to GAAP measures.

Financial Review for the Three and Nine Months Ended September 30, 2013

GAAP Measures

Cash flows from operating activities, which include cash flows from discontinued operations, increased by $11.7 million to $46.4 million and by $19.2 million to $143.3 million for the three and nine months ended September 30, 2013, respectively, compared to $34.7 million and $124.1 million for the same periods in 2012, respectively.  Factors positively contributing to the three-month performance include cash flows from new projects added in December 2012, and in particular the Canadian Hills and Meadow Creek wind projects, increased cash flows from several existing projects and increased cash flows from the Company’s equity method investments.  The nine-month results were positively influenced by the same factors and by realized foreign exchange gains on forward contract settlements, including a $9.4 million gain from contracts terminated in April 2013.  These positive factors were partially offset by reduced cash flow contributions from assets that were divested in April 2013, including costs of approximately $3 million associated with these dispositions, and higher legal expenses.

Project income decreased by $14.9 million to $4.8 million and increased by $81.0 million to $57.3 million for the three and nine months ended September 30, 2013, respectively, compared to project income of $19.7 million and project loss of $23.7 million for the same periods in 2012, respectively.  The decrease in Project income for the three-month period ended September 30, 2013 from the prior-year period relates primarily to non-cash goodwill impairments at four projects totaling $34.9 million and an $8.8 million mark-to-market decrease in the fair value of a gas purchase agreement at Nipigon, partially offset by a $30 million gain on the sale of the Company’s 17% interest in the Gregory project in August 2013.  The increase in Project income for the nine months ended September 30, 2013 over the prior-year period relates primarily to the project income from the sale of Gregory as described above, additional project income from an increased interest in Rockland and new projects added in December 2012, partially offset by goodwill impairments as described above and non-cash, mark-to-market adjustments to reflect the fair value of gas purchase agreements for three of the Company’s gas-fired projects in Ontario and the fair value of interest rate swaps in the Company’s Southeast and Northwest segments.  Generally, reported project income can fluctuate significantly due to impacts from non-cash mark-to-market fair value of derivatives adjustments.

Non-GAAP Measures

Project Adjusted EBITDA, which includes earnings from the Company’s equity method investments but excludes the results of discontinued operations, increased by $18.8 million to $76.2 million and by $42.6 million to $213.3 million for the three and nine months ended September 30, 2013, respectively, compared to $57.4 million and $170.7 million for the same periods in 2012, respectively.  The increases in Project Adjusted EBITDA over the prior-year periods are primarily due to contributions from new projects added in 2012 and 2013, which include $3.7 million and $18.4 million from Canadian Hills, $3.9 million and $10.4 million from Meadow Creek, and $3.5 million and $3.7 million from Piedmont for the three and nine months ended September 30, 2013, respectively.  Several projects in the Company’s Northeast segment also posted higher operating results for the three- and nine-month periods ended September 30, 2013.  The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Cash Distributions from Projects, which excludes cash distributions from discontinued operations, increased by $9.3 million to $67.4 million and by $19.4 million to $172.5 million for the three and nine months ended September 30, 2013, respectively, compared to $58.1 million and $153.1 million for the same periods in 2012, respectively.  Increased distributions from Canadian Hills and an initial distribution from Meadow Creek, both of which were added in December 2012, were the primary factors for the increase in Cash Distributions from Projects in the three-month period ended September 30, 2013 over the prior-year period.  The increase in Cash Distributions from Projects for the nine-month period ended September 30, 2012 over the prior-year period was also helped by increased distributions from the Company’s projects in Ontario, which benefited from higher waste heat.  These increases were partly offset by decreased distributions in the Southwest segment for the YTD September 2013 compared to the same prior-year period.  The Company continues to expect project distributions from Canadian Hills of $15 to $19 million and from Meadow Creek of $7 to $8 million on a multi-year average annual basis.

Cash Available for Distribution, which includes the impact of discontinued operations, increased by $9.6 million to $37.9 million and by $8.9 million to $109.9 million for the three and nine months ended September 30, 2013, respectively, compared to $28.3 million and $101.0 million for the same periods in 2012, respectively.  The increase in Cash Available for Distribution for the three months ended September 30, 2013 over the prior-year period is primarily due to an increase in cash flows from operating activities (as described earlier in the section GAAP Measures) and lower project-level debt repayments, partially offset by planned higher capital expenditures at Curtis Palmer for new turbines and at Meadow Creek for completion of punch list items, and distributions to noncontrolling interests. The increase in Cash Available for Distribution for the nine months ended September 30, 2013 over the prior-year period is primarily due to the increase in cash flows from operating activities, partially offset by higher capital expenditures as discussed above and distributions to noncontrolling interests.

Payout Ratio for the three and nine months ended September 30, 2013 was 29% and 43%, respectively, compared to 120% and 98%, respectively, in the comparable prior-year periods.  The decrease in the Payout Ratio for both periods is a result of an increase in Cash Available for Distribution as discussed in the preceding paragraph and the impact of a lower dividend rate, which first became effective in March 2013.  For further information, attached to this news release is a reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities (Table 9).

Adjustment to calculation of Cash Available for Distribution and Payout Ratio.  During the three months ended September 30, 2013, the Company adjusted the calculation for Cash Available for Distribution to exclude distributions made to noncontrolling interests because the Company believes that it more accurately presents the cash available to be distributed to its common shareholders.  Distributions to noncontrolling interests primarily will include distributions, if any, to the tax equity investors at Canadian Hills and to the other 50% owner of Rockland.  This adjustment results in lower Cash Available for Distribution and higher Payout Ratios than under the previous method of calculation.  The change is already reflected in the Cash Available for Distribution and Payout Ratios for the three and nine months ended September 30, 2013 and 2012 discussed in the preceding paragraphs.

The Cash Available for Distribution and Payout Ratios for the three and six months ended June 30, 2013 that have previously been reported were adjusted to reflect the change in calculation method.  For the three and six months ended June 30, 2013, Cash Available for Distribution decreased from $(6.7) million to $(8.7) million and from $75.0 million to $72.1 million, respectively.  The Payout Ratio for the three months ended June 30, 2013 was previously reported as (165)% and was adjusted to (126)%.  For the six months ended June 30, 2013, the change resulted in an increase in the Payout Ratio from 48% to 50%.  Cash Available for Distribution and Payout Ratio did not change materially for the three months ended March 31, 2013.  The 2012 numbers for Cash Available for Distribution and Payout Ratios were not affected by this change as there were no distributions to noncontrolling interests in 2012.

Sold Projects/Discontinued Operations

Financial results for the three and nine months ended September 30, 2013 and September 30, 2012 are affected by the classification of the Company’s interests in the assets held for sale as discontinued operations; accordingly, the revenues, project income, Project Adjusted EBITDA and Cash Distributions from Projects of the assets held for sale have been classified as discontinued operations and are excluded from continuing operations results.  The results of the assets held for sale have been separately stated in the Consolidated Statements of Operations as “Net income (loss) from discontinued operations, net of tax”.

Under GAAP, the cash flow attributable to the assets held for sale is included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flow from the assets held for sale.

Project income (loss) attributable to the assets held for sale was $(0.4) million and $(6.1) million for the three and nine months ended September 30, 2013, compared to $19.0 million and $48.8 million, respectively, for the same periods in 2012.

Project Adjusted EBITDA attributable to the assets held for sale was $(0.3) million and $35.3 million for the three and nine months ended September 30, 2013, respectively, compared to $26.7 million and $79.5 million, respectively, for the same periods in 2012.

Cash Available for Distribution from the assets held for sale for the nine months ended September 30, 2013 was $37 million compared to $48 million for the same period in 2012.

The Delta-Person generating station (“Delta-Person”), which is under a purchase and sale agreement, and the Gregory project, which was sold in August 2013, are included in the Company’s financial results from continuing operations for the three and nine months ended September 30, 2013 and 2012, as the projects are accounted for under the equity method of accounting.

The Company has not reconciled non-GAAP financial measures relating to the assets held for sale to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Supplementary Financial Tables

For further information, attached to this news release is a:

•                  Summary of Project Adjusted EBITDA by segment for the three and nine months ended September 30, 2013 and 2012 (Table 7) with a reconciliation to Project income (loss);

•                  Bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the nine months ended September 30, 2013 (Table 8A) and the nine months ended September 30, 2012 (Table 8B);

•                  Reconciliation of Cash Distributions from Projects and Project Adjusted EBITDA to Net income (loss) for the three and nine months ended September 30, 2013 and 2012 (Table 9);

•                  Reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities for the three and nine months ended September, 2013 and 2012 (Table 9); and

•                  Summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2013 budget, representing approximately 75% to 80% of total Project Adjusted EBITDA) for the three and nine months ended September 30, 2013 and 2012 (Table 10).

Updated 2013 Guidance

•                  Annual Project Adjusted EBITDA guidance of $250 to $275 million narrowed to $260 to $275 million

•                  Annual Cash Available for Distribution guidance of $85 to $100 million reaffirmed

•                  Annual Payout Ratio guidance of 65% to 75% reaffirmed

Project Adjusted EBITDA

The Company is updating its previous guidance of $250 to $275 million for 2013 Project Adjusted EBITDA to $260 to $275 million.  The narrower range reflects the results for the year to date and expectations for the balance of the year.  (Note that Project Adjusted EBITDA attributable to discontinued operations is excluded from both the three and nine months ended September 30, 2013 results and from 2013 guidance.)

Cash Available for Distribution

The Company is reaffirming its previous guidance for 2013 Cash Available for Distribution in the range of $85 to $100 million.  (Note that Cash Available for Distribution includes cash flows from discontinued operations.  Cash Available for Distribution from discontinued operations for the nine months ended September 30, 2013 was $37 million and it is expected to approximate that level for the full year 2013 as well.  The Company has not reconciled non-GAAP financial measures relating to the assets held for sale to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.)

Payout Ratio for 2013 and 2014

The Company is reaffirming its guidance range for 2013 Payout Ratio of approximately 65% to 75%, including cash flows from discontinued operations.  On a pro forma basis, reflecting the lower dividend rate for a full year and excluding cash flows from discontinued operations, the 2013 Pro Forma Payout Ratio is expected to be less than 100%.

The Company is considering various potential initiatives and options aimed at addressing its near-term debt maturities, reducing debt levels, improving its financial flexibility, optimizing its assets, and reducing expenses. Although the Company is still in the process of evaluating these initiatives and options, one or more of such potential initiatives or options, if implemented, would significantly increase the 2014 Payout Ratio.  As a consequence, the Company will not be in a position to provide updated guidance as to the 2014 Payout Ratio until it has greater visibility on these matters, which is not expected until the release of the Company’s 2013 Form 10-K.

See Table 2 for full-year 2013 guidance provided on November 7, 2013 as compared to initial 2013 guidance provided on February 28, 2013 and actual results for the nine months ending September 30, 2013.

Atlantic Power Corporation

Table 2 — 2013 Annual Guidance v. results for the nine months ended September 30, 2013

(in millions of U.S. dollars, except as otherwise stated)

	Initial 2013 Annual Guidance	Revised 2013 Annual Guidance	Nine months ended September 30, 2013
Unaudited	(2/28/13)	(11/7/13)	(Actual)
Project Adjusted EBITDA (1)(2)	$250 - $275	$260 - $275	$213.3
Cash Available for Distribution (2)(3)	$85 - $100	$85 - $100	$109.9
Total cash dividends declared to shareholders	$60	$60	$47.2
Payout Ratio, including discontinued operations (2)(3)	65% - 75%	65% - 75%	43%

(1) The Sold Projects and Rollcast have been classified as discontinued operations.  Accordingly, the Project Adjusted EBITDA of these assets has been classified as discontinued operations for the three and nine months ended September 30, 2013, which means that the results from these discontinued operations are excluded from this figure.

(2) Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  Please refer to Table 9 for a reconciliation of these non-GAAP measures to GAAP measures.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

(3) Under GAAP, the cash flows attributable to the Sold Projects and Rollcast are included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flows from the Sold Projects and Rollcast.

Liquidity

At September 30, 2013, the Company had $171 million of unrestricted cash.  During the fourth quarter of 2013, the Company expects to use cash to make an additional equity investment in Piedmont and make cash outlays associated with recent investment commitments at the Company’s Nipigon and North Island projects.  The anticipated closing of the Delta-Person sale and receipt of sale proceeds has been delayed into the first quarter of 2014.  Accordingly, the Company now expects to have approximately $145 million of unrestricted cash at year-end 2013.  These figures are net of a $75 million cash reserve required under the Company’s amended credit facility.  The Company also has borrowing capacity under its amended credit facility of $25 million.  Depending on the outcome of the Company’s discussions with an existing gas supplier, it may be required to use cash, letters of credit or a combination of both to post additional collateral.  See Table 3 for projected year-end 2013 liquidity (which does not reflect possible reductions due to additional postings of collateral) compared to the actual level at September 30, 2013.

Atlantic Power Corporation

Table 3 — Liquidity (in millions of U.S. dollars)

Unaudited	September 30, 2013	Projected Year-end 2013
Unrestricted cash (1)	$171	$145
Borrowing capacity under revolver (2)	$25	$25
Total Liquidity (3)	$196	$170

(1) Includes $13 million project-level cash for working capital needs.

(2) Excludes letter of credit capacity of $150 million, of which $91.2 million was issued in letters of credit but not drawn as of September 30, 2013.

(3) The projected year-end total liquidity amount may be further reduced as a result of the outcome of the Company’s discussions with a natural gas supplier for additional security in the form of cash, letters of credit or a combination of both.

Business Update

Piedmont Update

The Company continues to invest in improvements to increase reliability and improve efficiency of its Piedmont Green Power project, with a planned outage completed in October.  All performance obligations continue to be met under the Power Purchase Agreement (PPA).  The availability factor of the project during the third quarter averaged 93%.

The Company is addressing a dispute with contractor Zachry Industrial, Inc. (“Zachry”), about its performance obligations under the turnkey engineering, procurement and construction contract at Piedmont; the dispute has entered the arbitration process and an arbitration hearing has been tentatively scheduled in the latter part of 2014.  Discussions are in process with the project lenders regarding conversion of the project’s construction loan ($76.6 million outstanding) into a term loan, which is anticipated to close in the fourth quarter of 2013.  In order to facilitate the conversion of the term loan, the Company expects to make an additional investment in Piedmont to enhance the credit quality of the project.

As previously disclosed, the Company expects Project Adjusted EBITDA for Piedmont to be below full-year levels in 2013 due to the delay in and costs associated with achieving commercial operation and optimizing performance.  The Company does not expect to receive any distributions from Piedmont in 2013.  The Company believes that $6 to $8 million of annual project distributions from Piedmont on a full-year run-rate basis remains a reasonable estimate, but expects to provide an updated outlook on that estimate after gaining additional operating history.  However, the project is unlikely to distribute significant cash in 2014 due to the dispute described above and the expected reserves that will be required under Piedmont’s term loan.

Nipigon Capex Project

The Company recently approved an investment to upgrade the steam generator at its 40 MW Nipigon combined-cycle facility in Ontario.  Required approvals for this project have been received.  Capex outlays for the project have begun in the fourth quarter of 2013, with an outage to undertake the work scheduled for the fall of 2014.  The total capex for the project is expected to be approximately $11 million, most of which will be incurred in 2014.

2013 Major Maintenance Forecast

The Company now expects to reinvest approximately $40 million in 2013 in its portfolio in the form of project capital expenditures and major maintenance expenses, which is increased from its previous expectation of $30 to $35 million.  The additional investment is part of the Company’s effort to identify optimization initiatives at its existing businesses that increase shareholder value.  Through September 30, 2013, the Company has already reinvested $29.6 million.  Significant expenditures incurred or to be incurred in the fourth quarter not included in the original forecast are for improvements at the Piedmont project undertaken during an outage in October, and outlays associated with the Nipigon steam generator project and a planned 2014 outage at the North Island project to increase its interconnection capacity from 38 MW to 42 MW.

Non-Core Asset Sales

As previously disclosed, in December 2012, the Company signed a purchase and sale agreement with PNM, a subsidiary of PNM Resources, Inc., pursuant to which the Company and its partners in the investment have agreed to sell Delta-Person.  The Company expects this transaction to close in the first quarter of 2014, subject to receipt of all required approvals, and expects to receive net cash proceeds of approximately $9 million.

As previously announced, on August 7, 2013, the Company, along with its partners, completed the sale of its 17% interest in the Gregory project for net cash proceeds of approximately $34.6 million in the aggregate, after repayment of project-level debt and transaction expenses.  Pursuant to the terms of the purchase and sale agreement, approximately $5 million of these proceeds will be held in escrow for up to one year following the closing date.

In addition, during the three months ended September 30, 2013, the Company initiated and approved a plan to divest its 60% interest in Rollcast.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Friday, November 8, 2013 at 8:30 AM ET.  An accompanying slide presentation will be available on the

Company’s website prior to the call.  The telephone numbers for the conference call are: U.S. Toll Free: 1-888-317-6003; Canada Toll Free: 1-866-284-3684; International Toll: +1 412-317-6016.  Participants will need to provide access code 6007785 to enter the conference call.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; Canada Toll Free 1-855-669-9658; International Toll: +1-412-317-0088. Please enter conference call number 10034465. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 3,020 MW in which its aggregate ownership interest is approximately 2,100 MW. Its current portfolio consists of interests in twenty-nine operational power generation projects across eleven states in the United States and two provinces in Canada.

Atlantic Power has a market capitalization of approximately $500 million and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following expectations that:

•                  2013 Project Adjusted EBITDA will be in the range of $260 to $275 million;

•                  2013 Cash Available for Distribution will be in the range of $85 to $100 million;

•                  the 2013 Payout Ratio will be in the range of 65% to 75% and, on a pro forma basis, less than 100%;

•                  the Company will have approximately $145 million available excess cash at year-end;

•                  during the fourth quarter of 2013, the Company will use cash to make additional equity investments in Piedmont and make cash outlays associated with recent investment commitments at Nipigon and North Island;

•                  the Company may be required to use cash and/or letters of credit as additional collateral with an existing counterparty;

•                  project distributions from Canadian Hills will be $15 to $19 million and from Meadow Creek $7 to $8 million on a multi-year average annual basis;

•                  the Company will receive $6 to $8 million in project distributions on a full-year run-rate basis from Piedmont and that Piedmont’s construction loan will convert to a term loan later in 2013;

•                  total capex for the investment upgrade at Nipigon will be approximately $11 million and the new steam generator at Nipigon will result in improved Project Adjusted EBITDA and cash flows beginning in 2015;

•                  the sale of Delta-Person will successfully close in the first quarter of 2014 with net cash proceeds received by the Company of $9 million;

•                  the outcome of negotiations for the divestiture of Rollcast and the timing of such divestiture;

•                  total cash dividends declared to shareholders in 2013 will be approximately $60 million;

•                  the Company is considering various potential initiatives and options aimed at addressing its near-term debt maturities, reducing debt levels, improving its financial flexibility, optimizing its assets, and reducing expenses which, if implemented, would significantly increase the Payout Ratio; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 4 — Consolidated Balance Sheet (in millions of U.S. dollars)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$170.7	$60.2
Restricted cash	119.8	28.6
Accounts receivable	63.3	58.5
Current portion of derivative instruments asset	0.3	9.5
Inventory	18.3	16.9
Prepayments and other current assets	13.3	13.4
Security deposits	—	19.0
Assets held for sale	0.5	351.4
Refundable income taxes	1.9	4.2
Total current assets	388.1	561.7

Property, plant and equipment, net	1,873.9	2,055.5
Equity investments in unconsolidated affiliates	404.5	428.7
Other intangible assets, net	471.1	524.9
Goodwill	296.3	334.7
Derivative instruments asset	9.5	11.1
Other assets	53.3	86.1
Total assets	$3,496.7	$4,002.7

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$11.1	$17.8
Accrued interest	30.0	19.0
Other accrued liabilities	49.0	73.7
Senior credit facility	—	67.0
Current portion of long-term debt	206.7	121.2
Current portion of derivative instruments liability	32.9	33.0
Dividends payable	3.9	11.5
Liabilities held for sale	0.1	189.0
Other current liabilities	6.0	3.3
Total current liabilities	339.7	535.5

Long-term debt	1,274.1	1,459.1
Convertible debentures	414.1	424.2
Derivative instruments liability	87.0	118.1
Deferred income taxes	151.2	164.0
Power purchase and fuel supply agreement liabilities, net	40.3	44.0
Other non-current liabilities	69.3	71.4
Commitments and contingencies	—	—
Total liabilities	2,375.7	2,816.3

Equity
Common shares, no par value, unlimited authorized shares; 120,044,879 and 119,446,865 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,285.7	1,285.5
Preferred shares issued by a subsidiary company	221.3	221.3
Accumulated other comprehensive income (loss)	(8.7)	9.4
Retained deficit	(649.6)	(565.2)
Total Atlantic Power Corporation shareholders’ equity	848.7	951.0
Noncontrolling interest	272.3	235.4
Total equity	1,121.0	1,186.4
Total liabilities and equity	$3,496.7	$4,002.7

Atlantic Power Corporation

Table 5 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Project revenue:
Energy sales	$73.4	$49.6	$228.6	$159.0
Energy capacity revenue	51.1	42.8	132.2	117.3
Other	17.3	13.9	60.2	50.1
	141.8	106.3	421.0	326.4

Project expenses:
Fuel	47.2	40.1	148.8	123.6
Operations and maintenance	38.0	26.5	112.3	88.0
Development	1.4	—	4.9	—
Depreciation and amortization	42.2	30.6	125.7	87.3
	128.8	97.2	391.7	298.9
Project other income (expense):
Change in fair value of derivative instruments	(3.5)	10.7	33.4	(51.3)
Equity in earnings of unconsolidated affiliates	39.1	4.0	55.0	12.4
Interest expense, net	(9.0)	(4.1)	(25.7)	(12.3)
Impairment of goodwill	(34.9)	—	(34.9)	—
Other, net	0.1	—	0.2	—
	(8.2)	10.6	28.0	(51.2)
Project income (loss)	4.8	19.7	57.3	(23.7)

Administrative and other expenses (income):
Administration	8.4	6.3	28.5	22.0
Interest, net	27.5	25.8	78.7	69.3
Foreign exchange loss (gain)	9.1	7.7	(12.9)	4.4
Other expense (income), net	—	0.3	(9.5)	(5.7)
	45.0	40.1	84.8	90.0
Loss from continuing operations before income taxes	(40.2)	(20.4)	(27.5)	(113.7)
Income tax expense (benefit)	—	3.1	(1.9)	(19.1)
Loss from continuing operations	(40.2)	(23.5)	(25.6)	(94.6)
Net income (loss) from discontinued operations, net of tax (1)	(0.4)	19.0	(6.1)	48.8
Net loss	(40.6)	(4.5)	(31.7)	(45.8)
Net loss attributable to noncontrolling interest	(2.5)	(0.4)	(3.3)	(0.7)
Net income attributable to preferred share dividends of a subsidiary company	3.2	3.4	9.5	9.8
Net loss attributable to Atlantic Power Corporation	$(41.3)	$(7.5)	$(37.9)	$(54.9)

Basic earnings (loss) earnings per share:
Loss from continuing operations attributable to Atlantic Power Corporation	$(0.34)	$(0.22)	$(0.27)	$(0.90)
Income (loss) from discontinued operations, net of tax	(0.00)	0.16	(0.05)	0.42
Net loss attributable to Atlantic Power Corporation	$(0.34)	$(0.06)	$(0.32)	$(0.48)

Diluted earnings (loss) earnings per share:
Loss from continuing operations attributable to Atlantic Power Corporation	$(0.34)	$(0.22)	$(0.27)	$(0.90)
Income (loss) from discontinued operations, net of tax	(0.00)	0.16	(0.05)	0.42
Net loss attributable to Atlantic Power Corporation	$(0.34)	$(0.06)	$(0.32)	$(0.48)

(1) Includes contributions from the Sold Projects which are a component of discontinued operations.

Atlantic Power Corporation

Table 6 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

	Nine months ended September 30,
Unaudited	2013	2012
Cash flows from operating activities:
Net loss	$(31.7)	$(45.8)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	135.0	117.5
Loss of discontinued operations	32.8	—
(Gain) loss on sale of assets & other charges	(4.6)	0.8
Long-term incentive plan expense	1.7	2.3
Impairment charges	39.8	3.0
Gain on sale of equity investments	(30.4)	(0.6)
Equity in earnings from unconsolidated affiliates	(24.6)	(14.8)
Distributions from unconsolidated affiliates	28.5	26.8
Unrealized foreign exchange loss	1.5	21.7
Change in fair value of derivative instruments	(44.1)	41.0
Change in deferred income taxes	(11.9)	(24.4)
Change in other operating balances
Accounts receivable	4.5	(2.9)
Inventory	(1.5)	(5.5)
Prepayments, refundable income taxes and other assets	54.2	(13.2)
Accounts payable	(11.9)	14.9
Accruals and other liabilities	6.0	3.3
Cash provided by operating activities	143.3	124.1

Cash flows provided by (used in) investing activities
Change in restricted cash	(99.1)	(105.5)
Proceeds from sale of assets and equity investments, net	183.0	27.9
Cash paid for equity investment	—	(0.3)
Proceeds from treasury grant	103.2	—
Biomass development costs	(0.1)	(0.4)
Construction in progress	(32.2)	(336.0)
Purchase of property, plant and equipment	(7.2)	(1.2)
Cash provided by (used in) investing activities	147.6	(415.5)

Cash flows (used in) provided by financing activities
Proceeds from issuance of convertible debentures	—	130.0
Proceeds from issuance of equity, net of offering costs	—	67.7
Proceeds from project-level debt	20.8	261.3
Repayment of project-level debt	(115.4)	(12.1)
Offering costs related to tax equity	(1.0)	—
Payments for revolving credit facility borrowings	(67.0)	(60.8)
Proceeds from revolving credit facility borrowings	—	22.8
Equity contribution from noncontrolling interest	44.6	—
Deferred financing costs	(0.5)	(25.3)
Dividends paid to common shareholders	(54.2)	(108.2)
Dividends paid to noncontrolling interests	(13.9)	—
Cash (used in) provided by financing activities	(186.6)	275.4

Net increase (decrease) in cash and cash equivalents	104.3	(16.0)
Less cash at discontinued operations	(0.3)	(1.8)
Cash and cash equivalents at beginning of period at discontinued operations	6.5	—
Cash and cash equivalents at beginning of period	60.2	60.7
Cash and cash equivalents at end of period	$170.7	$42.9

Supplemental cash flow information
Interest paid	$87.0	$77.7
Income taxes paid, net	$4.6	$3.1
Accruals for construction in progress	$8.3	$40.1

Regulation G Disclosures

Cash Available for Distribution, Payout Ratio and Cash Distributions from Projects are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP.  Management believes that Cash Available for Distribution, Payout Ratio and Cash Distributions from Projects are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  Reconciliations of Cash Available for Distribution and Payout Ratio to cash flows from operating activities and of Cash Distributions from Projects to Project income (loss) are provided in Table 9 on page 15 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) and a bridge to Cash Distributions from Projects are provided in Table 7 below and Tables 8A and 8B on page 14, respectively.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Table 7 — Project Adjusted EBITDA by segment

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Project Adjusted EBITDA by segment
Northeast	$24.9	$20.3	$96.8	$85.2
Southeast (1)	5.9	2.3	10.4	6.5
Northwest	19.4	12.6	53.0	38.5
Southwest (2)	29.5	23.4	64.5	48.0
Un-allocated corporate (3)	(3.5)	(1.2)	(11.4)	(7.5)
Total	76.2	57.4	213.3	170.7

Reconciliation to project income
Depreciation and amortization	51.4	41.8	154.5	123.0
Interest expense, net	10.6	5.8	30.5	18.1
Change in the fair value of derivative instruments	3.5	(10.8)	(34.8)	48.9
Other expense	5.9	0.9	5.8	4.4
Project income (loss)	$4.8	$19.7	$57.3	$(23.7)

(1) Excludes the Florida Projects, which are components of discontinued operations.

(2) Excludes Path 15, which is a component of discontinued operations.

(3) Excludes Rollcast which is a component of discontinued operations.

Note: Table 7 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

Atlantic Power Corporation

Table 8A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Nine months ended September 30, 2013

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
Northeast
Consolidated	$65.7	$(1.8)	$(10.2)	$(2.6)	$18.3	$69.4
Equity method	31.1	(10.4)	(0.9)	(0.7)	1.5	20.6
Total	96.8	(12.2)	(11.1)	(3.3)	19.8	90.0
Southeast
Consolidated	3.7	(1.5)	(2.6)	—	0.4	—
Equity method	6.7	—	—	—	(0.7)	6.0
Total	10.4	(1.5)	(2.6)	—	(0.3)	6.0
Northwest
Consolidated	36.0	(4.9)	(10.5)	(4.4)	5.7	21.9
Equity method	17.0	(1.7)	(3.6)	(1.3)	2.4	12.8
Total	53.0	(6.6)	(14.1)	(5.7)	8.1	34.7
Southwest
Consolidated	60.9	—	(0.7)	0.3	(18.7)	41.8
Equity method	3.6	(1.9)	(0.2)	—	(1.5)	—
Total	64.5	(1.9)	(0.9)	0.3	(20.2)	41.8
Total consolidated	166.3	(8.2)	(24.0)	(6.7)	5.7	133.1
Total equity method	58.4	(14.0)	(4.7)	(2.0)	1.7	39.4
Un-allocated corporate	(11.4)	(0.3)	(1.7)	—	13.4	—
Total	$213.3	$(22.5)	$(30.4)	$(8.7)	$20.8	$172.5

Note: Table 8A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 8B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Nine months ended September 30, 2012

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
Northeast
Consolidated	$53.7	$(1.8)	$(10.3)	$(0.4)	$8.7	$49.9
Equity method	31.5	(15.9)	(3.7)	—	2.8	14.7
Total	85.2	(17.7)	(14.0)	(0.4)	11.5	64.6
Southeast
Consolidated	(0.1)	—	—	—	0.1	—
Equity method	6.6	—	—	—	(0.4)	6.2
Total	6.5	—	—	—	(0.3)	6.2
Northwest
Consolidated	25.6	—	(1.4)	(0.5)	(0.5)	23.2
Equity method	12.9	(1.3)	(2.4)	0.3	(0.1)	9.4
Total	38.5	(1.3)	(3.8)	(0.2)	(0.6)	32.6
Southwest
Consolidated	46.8	—	—	(0.4)	3.3	49.7
Equity method	1.2	(2.5)	(0.4)	(0.2)	1.9	—
Total	48.0	(2.5)	(0.4)	(0.6)	5.2	49.7
Total consolidated	126.0	(1.8)	(11.7)	(1.3)	11.6	122.8
Total equity method	52.2	(19.7)	(6.5)	0.1	4.2	30.3
Un-allocated corporate	(7.5)	—	—	—	7.5	—
Total	$170.7	$(21.5)	$(18.2)	$(1.2)	$23.3	$153.1

Note: Table 8B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 9 — Cash Available for Distribution (in millions of U.S. dollars)

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cash Distributions from Projects	$67.4	$58.1	$172.5	$153.1
Repayment of long-term debt	(5.3)	(5.4)	(22.5)	(21.5)
Interest expense, net	(9.9)	(5.9)	(30.4)	(18.2)
Capital expenditures	(3.8)	—	(8.7)	(1.2)
Other, including changes in working capital	10.2	12.0	20.8	23.3
Project Adjusted EBITDA	$76.2	$57.4	$213.3	$170.7
Depreciation and amortization	51.4	41.8	154.5	123.0
Interest expense, net	10.6	5.8	30.5	18.1
Change in the fair value of derivative instruments	3.5	(10.8)	(34.8)	48.9
Other expense	5.9	0.9	5.8	4.4
Project income (loss)	$4.8	$19.7	$57.3	$(23.7)
Administrative and other expenses	45.0	40.1	84.8	90.0
Income tax expense (benefit)	—	3.1	(1.9)	(19.1)
Income (loss) from discontinued operations, net of tax	(0.4)	19.0	(6.1)	48.8
Net loss	$(40.6)	$(4.5)	$(31.7)	$(45.8)
Adjustments to reconcile to net cash provided by operating activities	57.2	50.7	123.7	173.3
Change in other operating balances	29.8	(11.5)	51.3	(3.4)
Cash flows from operating activities	$46.4	$34.7	$143.3	$124.1
Project-level debt repayments	(1.7)	(2.7)	(12.2)	(12.1)
Purchases of property, plant and equipment	(2.2)	(0.4)	(7.3)	(1.2)
Dividends on preferred shares of a subsidiary company	(3.2)	(3.3)	(9.5)	(9.8)
Distributions to noncontrolling interests	(1.4)	—	(4.4)	—
Cash Available for Distribution	$37.9	$28.3	$109.9	$101.0
Total cash dividends declared to shareholders	11.0	34.0	47.2	99.1
Payout Ratio	29%	120%	43%	98%

Note: Table 9 presents Cash Distributions from Projects, Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 10 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Three months ended September 30,		Nine months ended September 30,
		2013	2012	2013	2012
Project Adjusted EBITDA by segment
Northeast	Accounting
Cadillac	Consolidated	$2.5	$2.3	$7.1	$6.7
Curtis Palmer	Consolidated	6.6	3.1	25.2	18.9
Nipigon	Consolidated	(0.5)	3.0	8.2	10.2
North Bay	Consolidated	0.5	(0.2)	5.0	4.2
Tunis	Consolidated	2.0	2.0	6.1	8.4
Other (3 projects)	Consolidated	2.9	0.9	14.1	5.3
Chambers	Equity method	5.4	4.7	15.5	18.7
Selkirk	Equity method	5.5	4.5	15.6	12.8
Total		24.9	20.3	96.8	85.2
Southeast
Piedmont	Consolidated	3.5	—	3.7	(0.1)
Orlando	Equity method	2.4	2.3	6.7	6.6
Total		5.9	2.3	10.4	6.5
Northwest
Meadow Creek	Consolidated	3.9	—	10.4	—
Rockland	Consolidated	2.8	0.7	7.3	2.3
Williams Lake	Consolidated	6.9	6.7	15.4	16.0
Other (2 projects)	Consolidated	(0.1)	1.7	2.9	7.3
Other (4 projects) (1)	Equity method	5.9	3.5	17.0	12.9
Total		19.4	12.6	53.0	38.5
Southwest
Canadian Hills	Consolidated	3.7	—	18.3	—
Manchief	Consolidated	4.4	4.0	12.3	11.5
Other (6 projects)	Consolidated	19.8	18.1	30.3	35.3
Other (2 projects)	Equity method	1.6	1.3	3.6	1.2
Total		29.5	23.4	64.5	48.0
Totals
Consolidated projects		58.9	42.3	166.3	126.0
Equity method projects		20.8	16.3	58.4	52.2
Un-allocated corporate		(3.5)	(1.2)	(11.4)	(7.5)
Total Project Adjusted EBITDA		$76.2	$57.4	$213.3	$170.7

Reconciliation to project income (loss)
Depreciation and amortization		$51.4	$41.8	$154.5	$123.0
Interest expense, net		10.6	5.8	30.5	18.1
Change in the fair value of derivative instruments		3.5	(10.8)	(34.8)	48.9
Other expense		5.9	0.9	5.8	4.4
Project income (loss)		$4.8	$19.7	$57.3	$(23.7)

(1) Goshen North is included in 2013 results, but is excluded from 2012 results as it was acquired in December 2012; therefore, 2012 results include only three equity method projects in the Northwest segment.

Note: Table 10 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.